Exhibit 16.1
September 20, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Commissioners:
We have read the first four paragraphs included in Item 4.01 of Form 8-K of MicroFinancial, Incorporated dated September 20, 2010, expected to be filed with the Securities and Exchange Commission on September 20, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.
We have no basis to agree or disagree with the other statements included in such Form 8-K.
Very truly yours,
Caturano and Company, Inc.
Boston, Massachusetts
80 City Square     Boston, MA 02129-3742     P 617.912.9000     F 617.912.9001     www.caturano.com

Assurance • Business Risk & Controls • Tax • Management & Technology Consulting • Wealth Management
An Independent Member of Baker Tilly International